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                                                                    EXHIBIT 23.3


                          CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 1999 relating to the financial statements of Digitas Inc., which appears in Digitas Inc.'s Registration Statement on Form S-1 (No. 333-93585), for the two years ended December 31, 1998. We also consent to the application of such report to the Financial Statement Schedule for the two years ended December 31, 1998 listed under Item 16(b) of the Registration Statement on Form S-1 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.


PricewaterhouseCoopers LLP
Boston, Massachusetts
June 29, 2000